Exhibit 10.1

Execution Version

THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT AN OFFER OR ACCEPTANCE WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE.  ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE.  Nothing contained in thIS RESTRUCTURING SUPPORT AGREEMENT shall be an admission of fact or liability OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

THIS RESTRUCTURING SUPPORT AGREEMENT IS THE PRODUCT OF SETTLEMENT DISCUSSIONS AMONG THE PARTIES THERETO.  ACCORDINGLY, THIS RESTRUCTURING SUPPORT AGREEMENT IS PROTECTED BY RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND ANY OTHER APPLICABLE STATUTES OR DOCTRINES PROTECTING THE USE OR DISCLOSURE OF CONFIDENTIAL SETTLEMENT DISCUSSIONS.

THIS RESTRUCTURING SUPPORT AGREEMENT DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, AND OTHER PROVISIONS WITH RESPECT TO THE TRANSACTIONS DESCRIBED HEREIN, WHICH TRANSACTIONS WILL BE SUBJECT TO THE COMPLETION OF DEFINITIVE DOCUMENTATION INCORPORATING THE TERMS SET FORTH HEREIN AND THE CLOSING OF ANY TRANSACTION SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTATION AND THE APPROVAL RIGHTS OF THE PARTIES SET FORTH HEREIN AND IN SUCH DEFINITIVE DOCUMENTATION.

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (including all exhibits, annexes, and schedules hereto in accordance with Section 13.02, collectively, this “Agreement”) is made and entered into as of August 18, 2020 (the “Execution Date”), by and among the following parties (each of the following described in sub-clauses (i) and (ii) of this preamble, collectively, the “Parties”):1

i.

CBL & Associates Properties, Inc., a corporation incorporated under the Laws of Delaware (the “Company”), and each of its Affiliates listed on Exhibit A to this Agreement that has executed and delivered counterpart signature pages to this

[1]	Capitalized terms used but not defined in the preamble and recitals to this Agreement have the meanings ascribed to them in Section 1.

Agreement to counsel to the Consenting Noteholders (collectively and together with the Company, the “Company Parties”); and
ii.

the undersigned beneficial owners and/or investment advisors or managers of discretionary funds, accounts, or other entities for the holders or beneficial owners of the Company Claims that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to counsel to the Company Parties (collectively, the “Consenting Noteholders”).

RECITALS

WHEREAS, the Company Parties and the Consenting Noteholders have in good faith and at arm’s length negotiated or been apprised of certain restructuring and recapitalization transactions with respect to the Company Parties’ capital structure on the terms set forth in this Agreement and as specified in the term sheet attached as Exhibit B hereto (the “Restructuring Term Sheet” and, such transactions as described in this Agreement and the Restructuring Term Sheet, collectively, the “Restructuring Transactions”);

WHEREAS, the Company Parties will implement the Restructuring Transactions through the commencement by the Company Parties of voluntary cases under chapter 11 of the Bankruptcy Code in the Bankruptcy Court (the cases commenced, the “Chapter 11 Cases”); and

WHEREAS, the Parties have agreed to take certain actions in support of the Restructuring Transactions on the terms and conditions set forth in this Agreement and the Restructuring Term Sheet;

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Company Parties (jointly and severally) and each of the Consenting Noteholders (severally but not jointly), intending to be legally bound hereby, agrees as follows:

AGREEMENT

Section 1.Definitions and Interpretation.

1.01.Definitions.  Capitalized terms used but not defined in this Agreement have the meanings given to such terms in the Restructuring Term Sheet attached hereto.  Additionally, the following terms shall have the following definitions:

“2023 Missed Payment” has the meaning set forth in Section 4.02(b).

“2023 Notes” means CBL Limited Partnership’s 5.25% Senior Notes due 2023, issued in the aggregate principal amount of $450 million, pursuant to the Indenture.

“2026 Missed Payment” has the meaning set forth in Section 4.02(b).

“2026 Notes” means CBL Limited Partnership’s 5.95% Senior Notes due 2026, issued in the aggregate principal amount of $625 million, pursuant to the Indenture.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made (including any affiliated funds of such Person). For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract or otherwise, provided that, for the avoidance of doubt, with respect to the Company Parties, Affiliates shall not include any of the Company Parties’ joint venture partners.

“Agreement” has the meaning set forth in the preamble.

“Agreement Effective Date” has the meaning set forth in Section 2.

“Agreement Effective Period” means, with respect to a Party, the period from the Agreement Effective Date to the Termination Date applicable to that Party.

“Akin Gump” means Akin Gump Strauss Hauer and Feld LLP.

“Alternative Restructuring Proposal” means any plan, inquiry, proposal, offer, bid, term sheet, discussion, or agreement with respect to a sale, disposition, new-money investment, restructuring, reorganization, merger, amalgamation, acquisition, consolidation, dissolution, debt investment, equity investment, liquidation, asset sale, share issuance, tender offer, recapitalization, plan of reorganization, share exchange, business combination, joint venture or similar transaction involving any one or more Company Parties, or any Affiliates of the Company Parties, or the debt, equity, or other interests in any one or more Company Parties or any Affiliates of the Company Parties, in each case other than the Restructuring Transactions.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as amended.

“Bankruptcy Court” means the United States Bankruptcy Court administering the Chapter 11 Cases, in such jurisdiction as determined with the reasonable consent of the Required Consenting Noteholders and the Company Parties.

“Business Day” means any day other than a Saturday, Sunday, or a U.S. federal holiday as recognized by banking institutions in the City of New York.

“Causes of Action” means any action, Claim, cause of action, controversy, demand, right, action, lien, indemnity, existing equity interest, guaranty, suit, obligation, liability, damage, judgment, account, defense, offset, power, privilege, license, and franchise of any kind or character whatsoever, whether known, unknown, contingent or noncontingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, in contract or in tort, in law or in equity, or pursuant to any other theory of law.

“CBL Limited Partnership” means CBL & Associates Limited Partnership, a Delaware limited partnership.

“Chapter 11 Cases” has the meaning set forth in the recitals to this Agreement.

“Claim” has the meaning ascribed to it in section 101(5) of the Bankruptcy Code.

“Common Equity Interests” means the common stock of the Company and the common units, and all classes of special common units of the CBL Limited Partnership.

“Company” has the meaning set forth in the preamble.

“Company Claims” means any Claim against a Company Party, including the Notes Claims.

“Company Interests” means any existing equity interest in the Company Parties.

“Company Parties” has the meaning set forth in the preamble.

“Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to Section 1129 of the Bankruptcy Code, which Confirmation Order shall be in accordance with this Agreement and the Definitive Documentation.

“Consenting Noteholders” has the meaning set forth in the preamble.

“Definitive Documentation” has the meaning set forth in Section 3.

“Disclosure Statement” means the related disclosure statement with respect to the Plan, which Disclosure Statement shall be in accordance with this Agreement and the Definitive Documentation.

“Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.

“Execution Date” has the meaning set forth in the preamble.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Final Order” means an order or judgment of the Bankruptcy Court (or any other court of competent jurisdiction) entered by the Clerk of the Bankruptcy Court (or such other court) on the docket in the Chapter 11 Cases (or the docket of such other court), which has not been modified, amended, reversed, vacated or stayed and as to which (A) the time to appeal, petition for certiorari, or move for a new trial, stay, reargument or rehearing has expired and as to which no appeal, petition for certiorari or motion for new trial, stay, reargument or rehearing shall then be pending or (B) if an appeal, writ of certiorari, new trial, stay, reargument or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court (or other court of competent jurisdiction) shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, stay, reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, stay, reargument or rehearing shall have expired, as a result of which such order shall have become final in accordance with Rule 8002 of the Federal Rules of Bankruptcy Procedure; provided that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Federal Rules of Bankruptcy Procedure, may be filed relating to such order, shall not cause an order not to be a Final Order.

“First Day Pleadings” means the first-day pleadings that the Company Parties determine, with the reasonable consent of the Required Consenting Noteholders, are necessary or desirable to file.

“Governmental Entity” means any U.S. or non-U.S. international, regional, federal, state, municipal or local governmental, judicial, administrative, legislative or regulatory authority, entity, instrumentality, agency, department, commission, court, or tribunal of competent jurisdiction (including any branch, department or official thereof).

“Indenture” means that certain Indenture, dated as of November 26, 2013, among CBL Limited Partnership, as issuer, the Company, as limited guarantor, and the Indenture Trustee, as amended, modified or supplemented by that certain First Supplemental Indenture dated as of November 26, 2013 by and among the CBL Limited Partnership, the Company, and the Indenture Trustee, the Second Supplemental Indenture dated as of December 13, 2016 by and among the CBL Limited Partnership, the Company and the Indenture Trustee and the Third Supplemental Indenture dated as of January 30, 2019 by and among CBL Limited Partnership, the Company, the subsidiary guarantors of the Company party thereto (the “Subsidiary Guarantors”), and the Indenture Trustee, pursuant to which the Notes are outstanding.

“Indenture Trustee” means Delaware Trust Company, as successor trustee under the Indenture.

“Law” means any law, constitution, statute, rule, regulation, ordinance, code, judgment, order, decree, treaty, convention, governmental directive or other legally enforceable requirement, U.S. or non-U.S., of any Governmental Entity, including common law.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same.

“New Equity Interests” has the meaning set forth in the Restructuring Term Sheet.

“New Organizational Documents” means all organizational and governance documents for the reorganized Company and its direct and indirect subsidiaries.

“Non-Consenting Noteholder” has the meaning set forth in Section 12(b).

“Notes” means, collectively, the 2023 Notes, the 2024 Notes and the 2026 Notes.

“Notes Claims” means any Claim against a Company Party arising under, derived from, based on, or related to the Notes or the Indenture.

“Person” means an individual, firm, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, association, trust, Governmental Entity or other entity or organization.

“Petition Date” means the date on which the Company Parties commence the Chapter 11 Cases.

“PJT Partners” means PJT Partners LP, as financial advisor to the Consenting Noteholders.

“Plan” means the joint chapter 11 plan of reorganization filed by the Company Parties in the Chapter 11 Cases to implement the Restructuring Transactions in accordance with this Agreement and the Definitive Documentation.

“Plan Effective Date” means the date on which all conditions to consummation of the Plan have been satisfied in full or waived, in accordance with the terms of the Plan, and the Plan becomes effective.

“Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan that will be filed by the Company Parties with the Bankruptcy Court in accordance with this Agreement and the Definitive Documentation.

“Preferred Equity Interests” means the preferred stock of the Company and the preferred units of the CBL Limited Partnership.

“Qualified Marketmaker” means an entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers Company Claims (or enter with customers into long and short positions in Company Claims), in its capacity as a dealer or market maker in Company Claims and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

“Required Consenting Noteholders” means, as of the relevant date, Consenting Noteholders that collectively hold at least 75% of the aggregate outstanding principal amount of the Notes held by all such Consenting Noteholders.

“Restructuring Term Sheet” has the meaning set forth in the recitals.

“Restructuring Transactions” has the meaning set forth in the recitals.

“Section 16 Officer” means any employee of the Company Parties who is subject to the disclosure requirements of Section 16(a) of the U.S. Securities Exchange Act of 1934, as amended.

“Securities Act” means the Securities Act of 1933, as amended.

“Solicitation Materials” means all solicitation materials in respect of the Plan together with the Disclosure Statement, which Solicitation Materials shall be in accordance with this Agreement and the Definitive Documentation.

“Termination Date” means the date on which termination of this Agreement as to a Party is effective in accordance with Sections 11.01, 11.02, 11.03, or 11.04.

“Transfer” means to sell, resell, reallocate, use, pledge, assign, transfer, hypothecate, participate, donate or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales or other transactions).

Interpretation

.  For purposes of this Agreement:

(a)in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender;

(b)capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;

(c)unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions;

(d)unless otherwise specified, any reference herein to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, supplemented, or otherwise modified from time to time; provided that any capitalized terms herein which are defined with reference to another agreement, are defined with reference to such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the date hereof;

(e)unless otherwise specified, all references herein to “Sections” are references to Sections of this Agreement;

(f)the words “herein,” “hereof,” and “hereto” refer to this Agreement in its entirety rather than to any particular portion of this Agreement;

(g)captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement;

(h)references to “shareholders”, “directors”, and/or “officers” shall also include “members”, “partners”, and/or “managers”, as applicable, as such terms are defined under the applicable limited liability company or partnership Laws;

(i)the use of “include” or “including” is without limitation, whether stated or not;

(j)the phrase “counsel to the Company Parties” refers in this Agreement to counsel specified in Section 13.10(a);

(k) the phrase “counsel to the Consenting Noteholders” refers in this Agreement to counsel specified in Section 13.10(b); and

(l)the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein.

Section 2.Effectiveness of this Agreement.  This Agreement shall become effective and binding upon each of the Parties at 12:01 a.m., prevailing New York local time, on the date on which all of the following conditions have been satisfied or waived in accordance with this Agreement (the “Agreement Effective Date”):

(a)each of the Company Parties shall have executed and delivered counterpart signature pages of this Agreement to counsel to the Consenting Noteholders;

(b)each of the Consenting Noteholders, who hold in the aggregate at least 54% of the aggregate outstanding principal amount of Notes shall have executed and delivered counterpart signature pages of this Agreement to counsel to the Company Parties; and

(c)the Company Parties shall have timely paid all (i) invoiced and outstanding fees and expenses of Akin Gump, one local counsel, and PJT Partners (to the extent that such advisors are for the ad hoc group of Consenting Noteholders and not any individual Consenting Noteholder) and (ii) reasonable and documented out of pocket expenses of individual Consenting Noteholders (including fees and expenses of external counsel) not to exceed $250,000 in the aggregate.

Section 3.Definitive Documentation.

3.01.The documents related to or otherwise utilized to implement or effectuate the Restructuring Transactions (collectively, the “Definitive Documentation”) shall include, without limitation, the following:  (A) the Plan and its exhibits, ballots, and solicitation procedures; (B) the Confirmation Order; (C) the Disclosure Statement; (D) the order of the Bankruptcy Court approving the Disclosure Statement and the other Solicitation Materials; (E) the First Day Pleadings and all orders sought pursuant thereto; (F) the Plan Supplement; (G) the Warrants and any related documentation; (H) the documentation issuing and setting forth the rights, preferences and privileges of the New Equity Interests; (I) the Registration Rights Agreement; (J) the New Organizational Documents; (K) the New Notes indenture and any related documentation; and (L) such other agreements and documentation reasonably desired or necessary to consummate and document the transactions contemplated by this Agreement, the Restructuring Term Sheet, and the Plan.

3.02.Upon completion, the Definitive Documentation and every other document, deed, agreement, filing, notification, letter or instrument related to the Restructuring Transactions shall contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement, as they may be modified, amended, or supplemented in accordance with Section 12.  Further, the Definitive Documentation not executed or in a form attached to this Agreement as of the Execution Date shall otherwise be in form and substance reasonably acceptable to the Company Parties and, the Required Consenting Noteholders; provided, however, that, notwithstanding the foregoing, the New Organizational Documents shall be acceptable only to the Required Consenting Noteholders; provided, further, however, that the Required Consenting Noteholders will consult with the Company Parties regarding such New Organizational Documents, provided, that nothing in the New Organizational Documents shall adversely impact the economic recovery of the holders of Common Equity Interests as set forth in the Restructuring Term Sheet.

Section 4.	Commitments of the Consenting Noteholders.

4.01.General Commitments, Forbearances, and Waivers.

(a)During the Agreement Effective Period, each Consenting Noteholder severally, and not jointly, agrees to:

(i)support the Restructuring Transactions and vote and exercise any powers or rights available to it (including in any shareholders’, or creditors’ meeting or in any process requiring voting or approval to which they are legally entitled to participate) in each case in favor of any matter requiring approval to the extent reasonably necessary to implement the Restructuring Transactions, including, but not limited to, supporting any request by the Company Parties for further interest rate forbearance periods in advance of the commencement of the Chapter 11 Cases;

(ii)use commercially reasonable efforts to give, subject to applicable Laws, any notice, order, instruction, or direction to the Indenture Trustee necessary to give effect to the Restructuring Transactions; and

(iii)negotiate in good faith and use commercially reasonable efforts to execute and implement the Definitive Documentation that are consistent with this Agreement to which it is required to be a party;

(b)During the Agreement Effective Period, subject to applicable Laws and as otherwise set forth in this Agreement, each Consenting Noteholder severally, and not jointly, agrees that it shall not directly or indirectly:

(i)object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring Transactions;

(ii)propose, file, support, or vote for any Alternative Restructuring Proposal;

(iii)file any motion, pleading, or other document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement or the Plan;

(iv)initiate, or have initiated on its behalf, any litigation or proceeding which would materially or unreasonably delay, impede, or interfere with the implementation or consummation of the Restructuring Transactions, other than to enforce this Agreement or any Definitive Documentation or as otherwise permitted under this Agreement; or

(v)object to, delay, impede, or take any other action to interfere with the Company Parties’ or their Affiliates’ ownership and possession of their assets, wherever located, or interfere with the automatic stay arising under section 362 of the Bankruptcy Code; provided, however that nothing in this Agreement shall limit the right of any Party to exercise any right or remedy provided under this Agreement, the Confirmation Order, or any Definitive Documentation.

Commitments with Respect to Chapter 11 Cases

(a).

(a)During the Agreement Effective Period, each Consenting Noteholder that is entitled to vote to accept or reject the Plan pursuant to its terms agrees that it shall, subject to receipt by such Consenting Noteholder, whether before or after the commencement of the Chapter 11 Cases, of the Solicitation Materials:

(i)vote each of its Company Claims to accept the Plan by delivering its duly executed and completed ballot accepting the Plan on a timely basis following the commencement of the solicitation of the Plan and its actual receipt of the Solicitation Materials and the ballot that meet the requirements of Sections 1125 and 1126 of the Bankruptcy Code; provided, however, that the consent or votes of the Consenting Noteholders shall be immediately revoked and deemed null and void ab initio upon the occurrence of the Termination Date (other than a Termination Date as a result of the occurrence of the Plan Effective Date);

(ii)to the extent it is permitted to elect whether to opt out of the releases set forth in the Plan, elect not to opt out of the releases set forth in the Plan by timely delivering its duly executed and completed ballot(s) indicating such election; and

(iii)not change, withdraw, amend, or revoke (or cause to be changed, withdrawn, amended, or revoked) any vote or election referred to in clauses (i) and (ii) above; provided, however, that nothing in this Agreement shall prevent any Party from withholding, amending or revoking (or causing the same) its timely consent or vote with respect to the Plan if this Agreement has been terminated in accordance with its terms with respect to such Party (other than a Termination Date as a result of the occurrence of the Plan Effective Date).

(b)During the Agreement Effective Period, each Consenting Noteholder, in respect of each of its Company Claims, will not directly or indirectly object to, delay, impede, or take any other action to interfere with any motion or other pleading or document filed by a Company Party in the Bankruptcy Court that is contemplated by and in accordance with this Agreement.

4.03.Waiver of Prior Events of Default.  The Consenting Noteholders acknowledge and agree that each of the Events of Default (as such term is defined under the Indenture) under the Indenture resulting from the failure by the Company to make each of the payments of (i) the interest payment originally due and payable on June 1, 2020 for the 2023 Notes (the “2023 Missed Payment”) and (ii) the interest payment originally due and payable on June 15, 2020 for the 2026 Notes (the “2026 Missed Payment”) are no longer continuing under the Indenture as a result of the Company making each of the 2023 Missed Payment and the 2026 Missed Payment in full on August 5, 2020. Further, in the event that either the Indenture Trustee or other holders of the 2023 Notes or 2026 Notes, as applicable, take any action to declare either or both of the 2023 Notes or the 2026 Notes immediately due and payable pursuant to Section 502 under the Indenture, solely due to either or both of Events of Default (as such term is defined under the Indenture) under the Indenture resulting from the 2023 Missed Payment or 2026 Missed Payment, the Consenting Noteholders agree (solely to the extent permitted under the Indenture) to rescind and cancel any such acceleration(s); provided, however, that in no event shall the Consenting Noteholders be required to provide an indemnity or bear responsibility for any out of pocket costs related to any such rescission and cancellation.

4.04.No Liabilities.  Notwithstanding any other provision in this Agreement, including this Section 4, nothing in this Agreement shall require any Consenting Noteholder to incur any expenses, liabilities or other obligations, or agree to any commitments, undertakings, concessions, indemnities or other arrangements that could result in expenses, liabilities or other obligations to any Consenting Noteholder.  Notwithstanding the immediately preceding sentence, nothing in this Section 4.04 shall serve to limit, alter or modify any Consenting Noteholder’s express obligations under the terms of this Agreement.

Section 5.Additional Provisions Regarding the Consenting Noteholders’ Commitments.  Notwithstanding anything contained in this Agreement, nothing in this Agreement shall: (a) subject to any confidentiality obligations set forth in the Indenture, this Agreement or in any confidentiality agreement entered into by a Company Party and the Consenting Noteholders, or the advisors to the Consenting Noteholders, affect the ability of any Consenting Noteholder to consult with any other Consenting Noteholder, the Company Parties, or any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee); (b) impair or waive the rights of any Consenting Noteholder to assert or raise any objection permitted under this Agreement in connection with the Restructuring Transactions; (c) prevent any Consenting Noteholder from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement; (d) other than as may be required by a court of competent jurisdiction, including the Bankruptcy Court, require any Consenting Noteholder to provide any information that it determines, in its sole discretion, to be sensitive or confidential; (e) obligate a Consenting Noteholder to deliver a vote to support the Plan or prohibit a Consenting Noteholder from withdrawing such vote, in each case from and after the Termination Date (other than a Termination Date as a result of the occurrence of the Plan Effective Date); provided, however, that upon the withdrawal of any such vote after the Termination Date (other than a Termination Date as a result of the occurrence of the Plan Effective Date), such vote shall be deemed null and void ab initio and such Consenting Noteholder shall have the opportunity to change its vote; (f) (i) prevent any Consenting Noteholder from taking any action which is required by applicable Law or (ii) require any Consenting Noteholder to take any action which is prohibited by applicable Law or to waive or forego the benefit of any applicable legal/professional privilege; (g) prevent any Consenting Noteholder by reason of this Agreement or the Restructuring Transactions from making, seeking, or receiving any regulatory filings, notifications, consents, determinations, authorizations, permits, approvals, licenses, or the like; or (h) prohibit any Consenting Noteholder from taking any action that is not inconsistent with this Agreement.

Section 6.Commitments of the Company Parties.

6.01.Affirmative Commitments.  Except as set forth in Section 7, during the Agreement Effective Period, the Company Parties agree to:

(a)support and take all steps reasonably necessary and desirable to consummate the Restructuring Transactions in accordance with this Agreement, including the applicable milestones set forth in the Restructuring Term Sheet (the “Milestones”), provided that, notwithstanding anything to the contrary in this Agreement, nothing herein shall be deemed an approval by the Company to commence the Chapter 11 Cases, for which separate board approval shall be required;

(b)support and take all steps reasonably necessary and desirable to facilitate solicitation of the Plan in accordance with this Agreement and the Milestones;

(c)use commercially reasonable efforts to obtain entry of the Confirmation Order and to cause the Confirmation Order to become a Final Order;

(d)to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Plan or the Restructuring Transactions contemplated herein, use commercially reasonable efforts to negotiate in good faith with the Required Consenting Noteholders in an effort to agree to appropriate additional or alternative provisions or alternative implementation mechanics to address any such impediment;

(e)use commercially reasonable efforts to obtain any and all required regulatory (including self-regulatory) and/or third-party approvals for the Restructuring Transactions;

(f)negotiate in good faith and use commercially reasonable efforts to execute and deliver the Definitive Documentation and any other required agreements to effectuate and consummate the Restructuring Transactions as contemplated by this Agreement;

(g)to the extent the Company Parties receive any Joinders or Transfer Agreements, notify the Consenting Noteholders of such Joinders and Transfer Agreements as soon as practicable after receiving such Joinders or Transfer Agreements;

(h)provide draft copies of all substantive motions, documents, and other pleadings to be filed in the Chapter 11 Cases to counsel to the Consenting Noteholders if reasonably practicable at least two (2) Business Days prior to the date when the Company Parties intend to file such documents, and, without limiting any approval rights set forth in this Agreement, consult in good faith with counsel to the Consenting Noteholders regarding the form and substance of any such proposed filing; notwithstanding the foregoing, in the event that not less than two (2) Business Days’ notice is not reasonably practicable under the circumstances, the Company Parties shall provide draft copies of any such motions, documents, or other pleadings to counsel to the applicable Consenting Noteholders as soon as otherwise reasonably practicable before the date when the Company intends to file any such motion, documents, or other pleading;

(i)subject to any confidentiality agreements between the Company and the Consenting Noteholders and their advisors, provide, and direct their employees, officers, advisors, and other representatives to provide, to each of the Consenting Noteholders, and each of their respective legal and financial advisors, (i) reasonable access to the management and advisors of the Company Parties on reasonable advance notice to such persons and without disruption to the operation of the Company Parties’ business, and (ii) such other information as reasonably requested by the Consenting Noteholders or their respective legal and financial advisors;

(j)timely file a formal objection to any motion filed with the Bankruptcy Court by a third party seeking the entry of an order, (i) directing the appointment of a trustee or examiner (with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code), (ii) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, or (iii) dismissing the Chapter 11 Cases;

(k)inform counsel to the Consenting Noteholders as soon as reasonably practicable after becoming aware of: (i) any notice of any commencement of any involuntary insolvency proceedings, legal suit for payment of debt or securement of security from or by any person in respect of any Company Party; (ii) a breach of this Agreement (including a breach by any Company Party); and (iii) any representation or statement made or deemed to be made by them under this Agreement which is or proves to have been materially incorrect or misleading in any material respect when made or deemed to be made;

(l)upon request of the Required Consenting Noteholders, inform Akin Gump and PJT Partners as to: (i) the material business and financial performance of the Company Parties and each of its and their direct and indirect subsidiaries, (ii) the status and progress of the Restructuring Transactions, including progress in relation to negotiations of the Definitive Documents and the status of any negotiations with other stakeholders, and (iii) the status of obtaining any necessary or desirable authorizations (including any consents) from any stakeholder or joint venture partner, any competent judicial body, governmental authority, banking, taxation, supervisory, or regulatory or self-regulatory) body or any stock exchange;

(m)use commercially reasonable efforts to maintain the good standing of all Company Parties and any joint ventures or other entity in which any Company Party has an equity interest in under the Laws of the state or other jurisdiction in which they are incorporated or organized, provided, however, that the Company Parties’ obligations pursuant to this section 6.01(l) shall only apply if, and to the extent, a Company Party has authority to maintain such status per the terms of the joint venture or entity agreement;

(n)timely pay all fees and expenses as set forth in Section 13.23 of this Agreement; provided that the Company Parties shall not be responsible for any fees incurred after the termination of this Agreement (other than with respect to fees and expenses incurred after the termination of this Agreement due to the consummation of the Plan on the Plan Effective Date); and

(o)timely file a formal objection to any motion filed with the Bankruptcy Court by a third party seeking the entry of an order modifying or terminating the Company Parties’ exclusive right to file and/or solicit acceptances of a plan of reorganization, as applicable.

6.02.Negative Commitments.  Except as set forth in Section 7, during the Agreement Effective Period, each of the Company Parties shall not directly or indirectly:

(a)object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring Transactions;

(b)take any action (i) that is inconsistent in any material respect with the Restructuring Transactions described in this Agreement or the Plan, (ii) is intended to frustrate or impede approval, implementation and consummation of the Restructuring Transactions described in this Agreement or the Plan, or (iii) would have the effect of frustrating or impeding approval, implementation and consummation of the Restructuring Transactions described in this Agreement or the Plan;

(c)modify the Plan, in whole or in part, in a manner that is not consistent with this Agreement in all material respects;

(d)file any motion, pleading, or Definitive Documentation with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement (including the consent rights of the Required Consenting Noteholders set forth herein as to the form and substance of such motion, pleading or Definitive Document) or the Plan; or

(e)seek or solicit any Alternative Restructuring Proposal.

Section 7.Additional Provisions Regarding Company Parties’ Commitments.

7.01.Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require a Company Party or the board of directors, board of managers, or similar governing body of a Company Party, upon advice of external counsel, to continue performing under this Agreement, to take any action or to refrain from taking any action with respect to the Restructuring Transactions to the extent taking or failing to take such action would cause such Company Party or the board of directors, board of managers or similar governing body of a Company Party to violate applicable Law or its fiduciary obligations under applicable Law, and any such action or inaction pursuant to this Section 7.01 shall not be deemed to constitute a breach of this Agreement. At all times prior to the date on which the Company Parties enter into any definitive agreement in respect of an Alternative Restructuring Proposal that a majority of the board of directors, board of managers or similar governing body of a Company Party determines in good faith consistent with its fiduciary duties, after receiving advice from external counsel, is a proposal that represents a higher or otherwise better recovery to the Company’s stakeholders than the Restructuring Transactions contemplated herein and in the Restructuring Term Sheet, the Company Parties shall (x) provide to Akin Gump and PJT Partners a copy of any written offer or proposal (and notice and a description of any oral offer or proposal) for such Alternative Restructuring Proposal, in each case, identifying the Person making such Alternative Restructuring Proposal and specifying in detail the material terms and conditions of such Alternative Restructuring Proposal within two (2) Business Day of the Company Parties’ or their advisors’ receipt of such offer or proposal and (y) provide such information to Akin Gump and PJT Partners regarding such discussions (including copies of any materials provided to such parties hereunder) as necessary to keep Akin Gump and PJT Partners contemporaneously informed as to the status and substance of such discussions.  The Company Parties shall have first exercised their right in accordance with Section 11.02(c) of this Agreement to declare a termination event prior to the date on which the Company Parties enter into a definitive agreement in respect of such an Alternative Restructuring Proposal or make a public announcement regarding their intention to do so.  Upon any determination by any Company Party to exercise a fiduciary out, the other Parties to this Agreement shall be immediately and automatically relieved of any obligation to comply with their respective covenants and agreements herein in accordance with Section 11.05 hereof.

7.02.Nothing in this Agreement shall: (a) impair or waive the rights of any Company Party to assert or raise any objection permitted under this Agreement in connection with the Restructuring Transactions; or (b) prevent any Company Party from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.

Section 8.Transfer of Interests and Securities.

8.01.During the Agreement Effective Period, no Consenting Noteholder shall Transfer any ownership (including any beneficial ownership as defined in the Rule 13d-3 under the Exchange Act) in any Company Claims, in whole or in part, to any affiliated or unaffiliated party, including any party in which it may hold a direct or indirect beneficial interest, unless:  either (i) the transferee executes and delivers to counsel to the Company Parties, at or before the time of the proposed Transfer, either (x) a transfer agreement in the form attached here to as Exhibit C (each, a “Transfer Agreement”) or (y) a joinder in the form attached hereto as Exhibit D (each, a “Joinder”) or (ii) the transferee is a Consenting Noteholder or an affiliate thereof and the transferee provides notice of such Transfer (including the amount and type of Company Claim Transferred) to counsel to the Consenting Noteholders by the close of business on the second Business Day following such Transfer.

8.02.Upon compliance with the requirements of Section 8.01, the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of the rights and obligations in respect of such transferred Company Claims.  With respect to Company Claims held by the relevant transferee upon consummation of a Transfer, such transferee is deemed to make all of the representations and warranties of a Consenting Noteholder and undertake all obligations relevant to such transferor (including, for the avoidance of doubt, the commitments made in Section 4.02) set forth in this Agreement.  Any Transfer in violation of Section 8.01 shall be null and void ab initio.

8.03.This Agreement shall in no way be construed to preclude any Consenting Noteholders from acquiring additional Company Claims; provided, however, that (a) such additional Company Claims shall automatically and immediately upon acquisition by a Consenting Noteholder be deemed subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given to counsel to the Company Parties or to each of counsel to the Consenting Noteholders) and (b) such Consenting Noteholder must provide notice of such acquisition (including the amount and type of Company Claim acquired) to counsel to the Company Parties within three (3) Business Days of such acquisition.

8.04.This Section 8 shall not impose any obligation on any Company Party to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Consenting Noteholder to Transfer any of its Company Claims.  Notwithstanding anything to the contrary herein, to the extent a Company Party and another Party have entered into a Confidentiality Agreement, the terms of such Confidentiality Agreement shall continue to apply and remain in full force and effect according to its terms, and this Agreement does not supersede any rights or obligations otherwise arising under such Confidentiality Agreements.

8.05.Notwithstanding Section 8.01, (a) a Consenting Noteholder may Transfer any Company Claims to an Entity that is an Affiliate, affiliated fund, or affiliated entity with a common investment advisor, which Entity shall automatically be bound by this Agreement upon the Transfer of such Company Claims and (b) a Qualified Marketmaker that acquires any Company Claims with the purpose and intent of acting as a Qualified Marketmaker for such Company Claims shall not be required to execute and deliver a Transfer Agreement in respect of such Company Claims if such Qualified Marketmaker subsequently Transfers such Company Claims (by purchase, sale assignment, participation, or otherwise) to a transferee that is a Consenting Noteholder or a transferee who executes and delivers to counsel to the Company Parties, at or before the time of the proposed Transfer, a Transfer Agreement, provided that the original Consenting Noteholder shall remain bound by the terms of this Agreement until such time as the Qualified Marketmaker transfers the Company Claims to a transferee that delivers a Transfer Agreement.

8.06.Notwithstanding anything to the contrary in this Section 8, the restrictions on Transfer set forth in this Section 8 shall not apply to the grant of any Liens or encumbrances on any Company Claims in favor of a bank or broker-dealer holding custody of such Company Claims in the ordinary course of business and which Lien or encumbrance is released upon the Transfer of such Company Claims.

Representations and Warranties of Consenting Noteholders

.  Each Consenting Noteholder severally, and not jointly, represents and warrants that, as of the date such Consenting Noteholder executes and delivers this Agreement:

(a)it beneficially holds, or advises or manages for a beneficial holder, the face amount of the Company Claims reflected in such Consenting Noteholder’s signature page to this Agreement, a Joinder or a Transfer Agreement, as applicable (as may be updated pursuant to Section 8);

(b)it has the full power and authority to act on behalf of, vote and consent to matters concerning, such Company Claims;

(c)such Company Claims are free and clear of any pledge, Lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, transfer, or encumbrances of any kind, that would materially and adversely affect such Consenting Noteholder’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed;

(d)it is (i) a “qualified institutional buyer” as defined in Rule 144A under the Securities Act, (ii) not a “U.S.” person as defined in Regulation S under the Securities Act, or (iii) an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, in each case with sufficient knowledge and experience to evaluate properly the terms and conditions of this Agreement and to consult with its legal and financial advisors with respect to its investment decision to execute this Agreement, and it has made its own analysis and decision to enter into this Agreement;

(e)it has reviewed, or has had the opportunity to review, with the assistance of professional and legal advisors of its choosing, all information it deems necessary and appropriate for it to evaluate the financial risks inherent in the Restructuring Transactions and the terms of the Plan; and

(f)it has all necessary power and authority to vote, approve changes to, and Transfer all of its Company Claims referable to it as contemplated by this Agreement subject to applicable Law.

Mutual Representations, Warranties, and Covenants

. Each of the Parties, severally, and not jointly, represents, warrants, and covenants to each other Party, as of the date such Party executed and delivers this Agreement:

(a)it is validly existing and in good standing under the Laws of the state of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(b)except as expressly provided in this Agreement, the Plan, and the Bankruptcy Code, no consent or approval is required by any other Entity in order for it to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement;

(c)the entry into and performance by it of, and the transactions contemplated by, this Agreement do not, and will not, conflict in any material respect with any Law or regulation applicable to it or with any of its articles of association, memorandum of association or other constitutional documents;

(d)except as expressly provided in this Agreement, it has (or will have, at the relevant time) all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement; and

(e)except as expressly provided by this Agreement, it is not party to any restructuring or similar agreements or arrangements with the other Parties to this Agreement that have not been disclosed to all Parties to this Agreement.

Termination Events

.

Consenting Noteholder Termination Events

. This Agreement may be terminated by the Required Consenting Noteholders by the delivery to the Company Parties of a written notice in accordance with Section 13.10 hereof upon the occurrence of the following events:

(a)(x) any Company Party shall have breached (other than an immaterial breach) its obligations under this Agreement, which breach (to the extent curable) is not cured within five (5) Business Days after the giving of written notice of such breach in accordance with Section 13.10 hereof, or (y) a Company Party files, publicly announces, or informs counsel to the Consenting Noteholders of its intention to file a chapter 11 plan that contains terms and conditions that: (i) do not provide the Consenting Noteholders, as applicable, with the economic recovery set forth in the Restructuring Term Sheet or (ii) are not otherwise consistent in all material respects with this Agreement and the Restructuring Term Sheet;

(b)any Company Party shall have breached (other than an immaterial breach) any representation, warranty, or covenant of such Company Party set forth in this Agreement that (to the extent curable) remains uncured for a period of five (5) Business Days after written notice and a description of such breach is provided to the Company Parties;

(c)the issuance by any Governmental Entity of any final, non-appealable ruling or order that (i) would reasonably be expected to prevent the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for ten (10) Business Days after the Required Consenting Noteholders transmit a written notice in accordance with Section 13.10 hereof detailing any such issuance;

(d)the entry of an order by the Bankruptcy Court, or the filing of a motion or application by any Company Party seeking an order (without the prior written consent of the Required Consenting Noteholders), (i) converting one or more of the Chapter 11 Cases of a Company Party to a case under chapter 7 of the Bankruptcy Code, (ii) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code or a trustee in one or more of the Chapter 11 Cases of a Company Party, or (iii) rejecting this Agreement;

(e)the Bankruptcy Court enters an order denying confirmation of the Plan;

(f)any Company Party files with the Bankruptcy Court any motion or application seeking authority to sell any material assets outside the ordinary course of business without the prior written consent of the Required Consenting Noteholders (such consent not to be unreasonably withheld), provided that the Consenting Noteholder Termination Event in this section shall not apply if the aggregate purchase price of such assets is less than $15 million, provided that the Company Parties shall segregate the proceeds from such sales for the benefit of the Consenting Noteholders;

(g)the occurrence of any one of the following events:

(i)the Company Parties or any Affiliate of the Company Parties files a motion, application, adversary proceeding, or Cause of Action challenging the validity, enforceability or priority of, or seeking avoidance or subordination of the Notes Claims; or

(ii)the Company Parties or any Affiliate of the Company Parties support any application, adversary proceeding, or Cause of Action referred to in the immediately preceding clause (i) filed by a third party, or consents to the standing of any such third party to bring such application, adversary proceeding, or Cause of Action;

(h)the modification in any material respect of the employment terms of any member of the Section 16 Officers without the consent of the Required Consenting Noteholders;

(i)the failure to comply with or achieve any one of the Milestones, unless such Milestone is extended with the express prior written consent of the Required Consenting Noteholders (such consent not to be unreasonably withheld), which consent may be provided via email from counsel to the Required Consenting Noteholders;

(j)any Company Party (i) files, amends, or modifies, or files a pleading seeking approval of, any Definitive Document or authority to amend or modify any Definitive Document,

in a manner that is inconsistent with, or constitutes a breach of, this Agreement, without the prior written consent of the Required Consenting Noteholders, (ii) withdraws the Plan without the prior consent of the Required Consenting Noteholders, or (iii) publicly announces its intention to take any such acts listed in the foregoing clause (i) or (ii), in the case of each of the foregoing clauses (i) through (ii), which remains uncured (to the extent curable) for five (5) Business Days after such terminating Consenting Noteholders transmit a written notice in accordance with Section 13.10 detailing any such breach;

(k)upon delivery of notice by a Company Party pursuant to Section 7.01; or

(l)any Company Party fails to pay the fees and expenses set forth in Section 13.23 as and when required; provided, however, that the Plan Effective Date shall not occur until and unless the fees and expenses set forth in Section 13.23 shall have been paid in full.

Company Party Termination Events

.  Any Company Party may terminate this Agreement as to all Parties upon prior written notice to all Parties in accordance with Section 13.10 hereof upon the occurrence of any of the following events:

(a)the breach in any material respect by Consenting Noteholders holding an amount of Notes that would result in non-breaching Consenting Noteholders holding less than two-thirds (66.67%) of the aggregate principal amount of Notes held by all of the Consenting Noteholders of any provision set forth in this Agreement that remains uncured for a period of three (3) Business Days after the receipt by such Consenting Noteholders of notice of such breach;

(b)the issuance by any Governmental Entity of any final, non-appealable ruling or order that (i) would reasonably be expected to prevent the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for ten (10) Business Days after such terminating Company Party transmits a written notice in accordance with Section 13.10 hereof detailing any such issuance; provided, however, that this termination right shall not apply to or be exercised by any Company Party if any Company Party sought or requested such ruling or order in contravention of any obligation or restriction set out in this Agreement; provided, further, however, that nothing in this paragraph is intended to limit the rights of the Company Parties as set forth in Section 7.01;

(c)the board of directors, board of managers, or similar governing body of a Company Party determines, after receiving written advice from external counsel, that, based on such advice, continued performance under this Agreement would violate applicable Law or would be inconsistent with the exercise of its fiduciary duties under applicable Law; or

(d)the entry of an order by the Bankruptcy Court (i) converting one or more of the Chapter 11 Cases of a Company Party to a case under chapter 7 of the Bankruptcy Code or (ii) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code or a trustee in one or more of the Chapter 11 Cases of a Company Party; provided, however, that this termination right shall not apply to or be exercised by any Company Party if any Company Party sought or requested such order or appointment in contravention of any obligation or restriction set out in this Agreement or otherwise violated Section Error! Reference source not found..

11.03.Mutual Termination.  This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual written agreement among all of the following: (a) the Required Consenting Noteholders and (b) each Company Party.

11.04.Automatic Termination.  This Agreement shall terminate automatically without any further required action or notice immediately upon the Plan Effective Date.

11.05.Effect of Termination.  Upon the occurrence of a Termination Date as to a Party, this Agreement shall be of no further force and effect as to such Party and each Party subject to such termination shall be released from its commitments, undertakings, and agreements under or related to this Agreement and shall have the rights and remedies that it would have had, had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Restructuring Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement, including with respect to any and all Claims or Causes of Action.  Upon the occurrence of a Termination Date prior to the Confirmation Order being entered by a Bankruptcy Court, any and all consents or ballots tendered by the Parties subject to such termination before a Termination Date shall be deemed, for all purposes, to be null and void ab initio from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring Transactions and this Agreement or otherwise.  Nothing in this Agreement shall be construed as prohibiting a Company Party or any of the Consenting Noteholders from contesting whether any such termination is in accordance with its terms or to seek enforcement of any rights under this Agreement that arose or existed before a Termination Date.  Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict (a) any right of any Company Party or the ability of any Company Party to protect and reserve its rights (including rights under this Agreement), remedies, and interests, including any Causes of Action against any Consenting Noteholder, and (b) any right of any Consenting Noteholder, or the ability of any Consenting Noteholder, to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Company Party or Consenting Noteholder.  No purported termination of this Agreement shall be effective under this Section 11 or otherwise if the Party seeking to terminate this Agreement is in material breach of this Agreement.  Nothing in this Section 11.05 shall restrict any Company Party’s right to terminate this Agreement in accordance with Section 11.02(c).

Amendments and Waivers

.

(a)This Agreement may not be modified, amended, or supplemented, and no condition or requirement of this Agreement may be waived, in any manner except in accordance with this Section 12.

(b)Except as otherwise provided herein, this Agreement may not be modified, amended, amended and restated or supplemented without the express prior written consent of the Company Parties and the Required Consenting Noteholders (in each case, in their sole discretion);

provided, however, that if the proposed modification, amendment or supplement has a material, disproportionate (as compared to the other Consenting Noteholders) and adverse effect on any of the Consenting Noteholders, then the consent of each such affected Consenting Noteholder shall also be required to effectuate such modification, amendment or supplement. In the event that an adversely affected Consenting Noteholder (“Non-Consenting Noteholder”) does not consent to a modification, amendment and restatement or supplement to this Agreement, but such modification, amendment and restatement or supplement receives the consent of the Required Consenting Noteholders, this Agreement shall be deemed to have been terminated only as to such Non-Consenting Noteholder, but this Agreement shall continue in full force and effect in respect of all other Consenting Noteholders who have so consented.

(c)Any proposed modification, amendment, waiver or supplement that does not comply with this Section 12 shall be ineffective and null and void ab initio.

(d)The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver of any such right, power or remedy or any provision of this Agreement, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy.  All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by Law.

Section 13.Miscellaneous.

Acknowledgement

.  Notwithstanding any other provision herein, this Agreement is not and shall not be deemed to be an offer with respect to any securities or solicitation of votes for the acceptance of a plan of reorganization for purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise.  Any such offer or solicitation will be made only in compliance with all applicable securities Laws, provisions of the Bankruptcy Code, and/or other applicable Law.

Exhibits Incorporated by Reference

; Conflicts.  Each of the exhibits, annexes, signatures pages, and schedules attached hereto is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include such exhibits, annexes, and schedules. In the event of any inconsistency between this Agreement (without reference to the exhibits, annexes, and schedules hereto) and the exhibits, annexes, and schedules hereto, this Agreement (without reference to the exhibits, annexes, and schedules thereto) shall govern.

Further Assurances

.  Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, or as may be required by order of the Bankruptcy Court, from time to time, to effectuate the Restructuring Transactions, as applicable; provided, however, that this Section 13.03 shall not limit the right of any party hereto to exercise any right or remedy provided for in this Agreement (including the approval rights set forth in Section 3.02).

Complete Agreement

.  Except as otherwise explicitly provided herein, this Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written, among the Parties with respect thereto, other than any Confidentiality Agreement.

GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM

.  THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.  Notwithstanding the foregoing consent to jurisdiction in either a state or federal court of competent jurisdiction in the State of New York, Borough of Manhattan, upon the commencement of the Chapter 11 Cases, each of the Parties hereby agrees that, if the Chapter 11 Cases are pending, the Bankruptcy Court shall have exclusive jurisdiction over all matters arising out of or in connection with this Agreement.  Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in the Bankruptcy Court, and solely in connection with claims arising under this Agreement:  (a) irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court; (b) waives any objection to laying venue in any such action or proceeding in the Bankruptcy Court; and (c) waives any objection that the Bankruptcy Court is an inconvenient forum or does not have jurisdiction over any Party hereto.

Trial by Jury Waiver

.  EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Execution of Agreement

.  This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement.  Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

Rules of Construction

.  This Agreement is the product of negotiations among the Company Parties and each of the Consenting Noteholders, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof.  The Company Parties and the Consenting Noteholders were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel.

Successors and Assigns; Third Parties

.  This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable.  There are no third party beneficiaries under this Agreement, and the rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other Entity except as expressly permitted hereby.

Notices

.  All notices hereunder shall be deemed given if in writing and delivered, by electronic mail, courier, or registered or certified mail (return receipt requested), to the following addresses (or at such other addresses as shall be specified by like notice):

(a)if to a Company Party, to:

CBL & Associates Properties, Inc.

2030 Hamilton Place Blvd., Suite 500

Chattanooga, Tennessee 37421-6000

Attention:	Stephen Lebovitz, Chief Executive Officer

Jeff Curry, Chief Legal Officer

E-mail addresses:	Stephen.Lebovitz@cblproperties.com

Jeff.Curry@cblproperties.com

with a copy to (which shall not constitute notice):

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention: Ray C. Schrock, P.C.
Moshe A. Fink

E-mail addresses: ray.schrock@weil.com
moshe.fink@weil.com

(b)if to a Consenting Noteholder, as set forth on the signature page for such Consenting Noteholder to this Agreement, a Transfer Agreement or a Joinder, as applicable, with a copy to (which shall not constitute notice):

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

Bank of America Tower

New York, NY 10036-6745

Attention:  Michael S. Stamer

Meredith A. Lahaie

Daniel G. Walsh

Email addresses:mstamer@akingump.com

mlahaie@akingump.com

dwalsh@akingump.com

Any notice given by delivery, mail, or courier shall be effective when received.

Enforceability of Agreement

.  Each of the Parties to the extent enforceable waives any right to assert that the exercise of termination rights under this Agreement is subject to the automatic stay provisions of the Bankruptcy Code, and expressly stipulates and consents hereunder to the prospective modification of the automatic stay provisions of the Bankruptcy Code for purposes of exercising termination rights under this Agreement, to the extent the Bankruptcy Court determines that such relief is required.

Waiver

.  If the Restructuring Transactions are not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights and nothing herein shall constitute or be deemed to constitute such Party’s consent or approval of any chapter 11 plan of reorganization for the Company Parties or any waiver of any rights such Party may have under any subordination agreement.  Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms or the payment of damages to which a Party may be entitled under this Agreement.

Specific Performance

.  It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party, and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

Several, Not Joint, Claims

.  Except where otherwise specified, the agreements, representations, warranties, and obligations of the Parties under this Agreement are, in all respects, several and not joint.

Severability and Construction

.  If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable

13.16.Survival. Notwithstanding (a) any Transfer of any Company Claims in accordance with Section 8 or (b) the termination of this Agreement in accordance with its terms, the agreements and obligations of the Parties in Section 11.05, Section 13 (except for Section 13.23 with respect to fees and expenses incurred after the termination of this Agreement (other than with respect to fees and expenses incurred after the termination of this Agreement due to the consummation of the Plan on the Plan Effective Date)), and the Confidentiality Agreements shall survive such Transfer and/or termination and shall continue in full force and effect for the benefit of the Parties in accordance with the terms hereof and thereof.

Remedies Cumulative

.  All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

13.18.Capacities of Consenting Noteholders.  Each Consenting Noteholder has entered into this Agreement on account of all Company Claims that it holds (directly or through discretionary accounts that it manages or advises) and, except where otherwise specified in this Agreement, shall take or refrain from taking all actions that it is obligated to take or refrain from taking under this Agreement with respect to all such Company Claims; provided, however, that the foregoing shall not include any Company Claims held by any such Consenting Noteholder as of the Agreement Effective Date other than Notes Claims; provided, further, however, that any Person (other than any Consenting Noteholder as of the Agreement Effective Date and any of its its Affiliates) that becomes a party hereto as a Consenting Noteholder pursuant to this Agreement following the Agreement Effective Date agrees that it shall cause its Affiliates that hold Company Claims (directly or through discretionary accounts that it manages or advises) to comply with the provisions of this Agreement as if such Affiliate was a Consenting Noteholder.

13.19.Relationship Among Consenting Noteholders.

(a)Notwithstanding anything herein to the contrary, the duties and obligations of the Consenting Noteholders under this Agreement shall be several, not joint, with respect to each Consenting Noteholder.  None of the Consenting Noteholders shall have any fiduciary duty, any duty of trust or confidence in any form, or other duties or responsibilities in any kind or form to each other, any Consenting Noteholder, any Company Party, or any of the Company Party’s respective creditors or other stakeholders, and there are no commitments among or between the Consenting Noteholders as a result of this Agreement or the transactions contemplated herein or in the Restructuring Term Sheet, in each case except as expressly set forth in this Agreement.  No Party shall have any responsibility by virtue of this Agreement for any trading by any other entity, and it is hereby expressly acknowledged by the Consenting Noteholders, on the one hand, and the Company Parties, on the other, that they are in privity with each other and that no Consenting Noteholder is in privity with any other Consenting Noteholder in connection with this Agreement or any of the transactions contemplated hereby.  The Consenting Noteholders represent and warrant that as of the date hereof and for so long as this Agreement remains in effect, the Consenting Noteholders have no agreement, arrangement, or understanding with respect to acting together for the purpose of acquiring, holding, voting, or disposing of any equity securities of the Company Parties.  No prior history, pattern, or practice of sharing confidences among or between the Parties shall in any way affect or negate this Agreement, and each Consenting Noteholder shall be entitled to independently protect and enforce its rights, including the rights arising out of this Agreement, and it shall not be necessary for any other Consenting Noteholder to be joined as an additional party in any proceeding for such purpose.  Nothing contained in this Agreement, and no action taken by any Consenting Noteholder pursuant hereto is intended to constitute the

Consenting Noteholders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that any Consenting Noteholder is in any way acting in concert or as a member of a “group” with any other Consenting Noteholder or Consenting Noteholders within the meaning of Rule 13d-5 under the Exchange Act.  For the avoidance of doubt: (1) each Consenting Noteholder is entering into this Agreement directly with the Company and not with any other Consenting Noteholder, (2) no other Consenting Noteholder shall have any right to bring any action against any other Consenting Noteholder with respect this Agreement (or any breach thereof) and (3) no Consenting Noteholder shall, nor shall any action taken by a Consenting Noteholder pursuant to this Agreement, be deemed to be acting in concert or as any group with any other Consenting Noteholder with respect to the obligations under this Agreement nor shall this Agreement create a presumption that the Consenting Noteholders are in any way acting as a group. All rights under this Agreement are separately granted to each Consenting Noteholder by the Company and vice versa, and the use of a single document is for the convenience of the Company. The decision to commit to enter into the transactions contemplated by this Agreement has been made independently.

(b)The Company Parties understand that the Consenting Noteholders are engaged in a wide range of financial services and businesses, and, in furtherance of the foregoing, the Company Parties acknowledge and agree that the obligations set forth in this Agreement shall only apply to the trading desk(s) and/or business group(s) of the Consenting Noteholders that principally manage and/or supervise the Consenting Noteholder’s investment in the Company Parties, and shall not apply to any other trading desk or business group of the Consenting Noteholder so long as they are not acting at the direction or for the benefit of such Consenting Noteholder.

13.20.Email Consents.  Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, pursuant to Section 3.02, Section 12, or otherwise, including a written approval by the Company Parties or the Required Consenting Noteholders, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel to the Parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.

13.21.Settlement Discussions.  This Agreement is part of a proposed settlement of matters that could otherwise be the subject of litigation among the Parties. Nothing in this Agreement shall be deemed an admission of any kind.  Pursuant to Federal Rule of Evidence 408, any applicable state rules of evidence and any other applicable law, foreign or domestic, this Agreement, and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than to prove the existence of this Agreement or in a proceeding to enforce the terms of this Agreement.

13.22.Good Faith Cooperation. The Parties shall cooperate with each other in good faith and shall coordinate their activities (to the extent reasonably practicable) in respect of all matters concerning the implementation and consummation of the Restructuring.

13.23.Fees and Expenses.  Regardless of whether the Restructuring Transactions are consummated, the Company Parties shall within three (3) Business Days of receipt of an invoice,

pay in cash or reimburse all reasonable and documented fees and out-of-pocket expenses (regardless of whether such fees and expenses were incurred before or after the Petition Date) of any advisors, whether retained directly or indirectly, of the Consenting Noteholders, including: (i) Akin Gump, as legal counsel to the Consenting Noteholders; (ii) PJT Partners, as the financial advisor retained on behalf of the Consenting Noteholders; (iii) one local counsel to the Consenting Noteholders; (iv) any other professionals or advisors retained by the Consenting Noteholders with the consent of the Company (such consent not to be unreasonably withheld); and (v) reasonable and documented out of pocket expenses of individual Consenting Noteholders (including fees and expenses of external counsel) in amount not to exceed $250,000 in the aggregate (collectively, the “Consenting Noteholder Fees and Expenses”); provided, however, that all outstanding invoices of such professionals and advisors shall be paid in full by the Petition Date.

13.24.Public Disclosure; Confidential Information.  Under no circumstances may any Party make any public disclosure of any kind that would disclose either: (i) the holdings of any Consenting Noteholders (including the signature pages hereto, which shall not be publicly disclosed or filed) or (ii) the identity of any Consenting Noteholder without the prior written consent of such Consenting Noteholder or the order of a Bankruptcy Court or other court with competent jurisdiction, or as may otherwise be required by law.  Any obligations the Company may have under or in connection with this Agreement to furnish Confidential Information to a Consenting Noteholder shall be subject to such any confidentiality agreement in place between the Company and such Consenting Noteholder.

13.25.Withholding.  The Company Parties shall each be entitled to deduct and withhold (or cause to be deducted or withheld) from amounts otherwise payable and deliverable to any Person hereunder such amounts as it is required to deduct and withhold with respect to the making of the relevant payment under applicable law.  The Company Parties shall use commercially reasonable efforts to provide the payment recipient with reasonable advance notice of any withholding that it intends to make pursuant to this provision, and shall use its commercially reasonable efforts to cooperate with such payment recipient to minimize any applicable withholding.  To the extent that amounts are deducted and withheld, such amounts shall be paid to the appropriate Governmental Authority and treated for all purposes as having been paid to the Person in respect of which such deduction and withholding was made.  The Parties agree not to treat the Notes as a “United States real property interest” within the meaning of section 897(c)(1) of title 26 of the United States Code and no Party shall take any position (whether in audits, tax returns, or otherwise) that is inconsistent with the foregoing treatment unless required to do so by applicable law.

[Remainder of Page Intentionally Blank.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day and year first above written.

Company Parties

CBL & ASSOCIATES LIMITED PARTNERSHIP,

By: CBL Holdings I, Inc., its general partner

By:       /s/ Farzana Khaleel

Name: Farzana Khaleel

Title: Executive Vice President and

             Chief Financial Officer

CBL & ASSOCIATES PROPERTIES, INC.,

By:       /s/ Farzana Khaleel

Name:  Farzana Khaleel

Title:    Executive Vice President and

             Chief Financial Officer

[Signature Page to the Restructuring Support Agreement]

EXHIBIT A

Company Parties

CBL & Associates Limited Partnership

EXHIBIT B

CBL & Associates Properties, Inc.
Restructuring Term Sheet

August 18, 2020

THIS TERM SHEET IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCE OR REJECTION OF A CHAPTER 11 PLAN OF REORGANIZATION PURSUANT TO THE BANKRUPTCY CODE.  ANY SUCH OFFER OR SOLICITATION WILL BE MADE ONLY IN COMPLIANCE WITH ALL APPLICABLE SECURITIES LAWS AND, IF APPLICABLE, PROVISIONS OF THE BANKRUPTCY CODE.  THIS TERM SHEET IS BEING PROVIDED IN FURTHERANCE OF SETTLEMENT DISCUSSIONS AND IS ENTITLED TO PROTECTION PURSUANT TO RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND ANY SIMILAR FEDERAL OR STATE RULE OF EVIDENCE.  THE TRANSACTIONS DESCRIBED IN THIS TERM SHEET ARE SUBJECT IN ALL RESPECTS TO, AMONG OTHER THINGS, EXECUTION AND DELIVERY OF DEFINITIVE DOCUMENTATION AND SATISFACTION OR WAIVER OF THE CONDITIONS PRECEDENT SET FORTH THEREIN.

NOTHING IN THIS TERM SHEET SHALL CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, A STIPULATION OR A WAIVER, AND EACH STATEMENT CONTAINED HEREIN IS MADE WITHOUT PREJUDICE, WITH A FULL RESERVATION OF ALL RIGHTS, REMEDIES, CLAIMS AND DEFENSES OF THE COMPANY PARTIES AND ANY CREDITOR PARTY.  THIS TERM SHEET DOES NOT INCLUDE A DESCRIPTION OF ALL OF THE TERMS, CONDITIONS, AND OTHER PROVISIONS THAT ARE TO BE CONTAINED IN THE DEFINITIVE DOCUMENTATION, WHICH REMAIN SUBJECT TO DISCUSSION, NEGOTIATION AND EXECUTION.  EXCEPT AS PROVIDED IN THE RESTRUCTURING SUPPORT AGREEMENT, THIS TERM SHEET, AND THE TERMS CONTAINED HEREIN, ARE CONFIDENTIAL.

Summary Of Principal Terms
Of Proposed Restructuring Transactions

This term sheet (the “Term Sheet”) sets forth certain key terms of a proposed restructuring transaction (the “Transaction”) with respect to the existing debt and other obligations of CBL & Associates Properties, Inc. and certain of its affiliates and subsidiaries (collectively, the “Company Parties” or the “Company”).  This Term Sheet is the “Restructuring Term Sheet” referenced as Exhibit B in that certain Restructuring Support Agreement, dated as of August 18, 2020 (as the same may be amended, modified or supplemented, the “RSA”), by and among the Company Parties and the Consenting Noteholders party thereto.  Capitalized terms used but not otherwise defined in this Term Sheet shall have the meanings given to such terms in the RSA.  This Term Sheet supersedes any proposed summary of terms or conditions regarding the subject matter hereof and dated prior to the date hereof.  Subject to the RSA, the Transaction will be implemented through pre-packaged or pre-negotiated Chapter 11 Cases pursuant to the Plan.

Treatment of Claims and Interests

The below summarizes the treatment to be received on or as soon as practicable after the Plan Effective Date (as defined below) by holders of claims against, and interests in, the Company pursuant to the Transaction.

Administrative, Priority, and Tax Claims

Allowed administrative, priority, and tax claims will be satisfied in full, in cash, or otherwise receive treatment reasonably acceptable to the Company Parties and the Required Consenting Noteholders and consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code.

Bank Claims

On the Plan Effective Date, each holder of an allowed Claim (each a “Bank Claim”) under that certain Credit Agreement, dated January 30, 2019 (as amended, restated, amended and restated, replaced, supplemented or otherwise modified from time to time) (the “Credit Agreement”), by and among the CBL Limited Partnership, as borrower, the Company Parties thereto, the lenders from time to time party thereto (the “Bank Lenders”), and Wells Fargo Bank, National Association, as administrative agent (“Administrative Agent”) for itself and for the benefit of the Bank Lenders shall receive either: (a) treatment as is acceptable to the Company and the Required Consenting Noteholders in a manner consistent with the Bankruptcy Code, including, but not limited to, section 1129(b) of the Bankruptcy Code; or (b) such treatment as determined by the Bankruptcy Court.

Other Secured Claims	Secured Claims (other than Bank Claims) shall be reinstated, unimpaired, or receive treatment reasonably acceptable to the Company Parties and the Required Consenting Noteholders.
Notes Claims

On the Plan Effective Date, each holder of an allowed Notes Claim shall receive its pro rata share of (a) $49.6 million of Cash consideration (such Cash consideration to be reduced by the amount of any interest payments made by the Company Parties, if any, during the Agreement Effective Period); (b) $500 million of 10% first-priority secured notes due June 2028 having the terms set forth on Exhibit 1 hereto (the “New Notes”); and (c) 90% of the common equity in the reorganized Company (the “New Equity Interests”), subject to dilution by the Warrants, the Management Incentive Plan (each as defined below) and subsequent issuances of common equity (including securities or instruments convertible into common equity) by the Company from time to time after the Plan Effective Date, as set forth herein.

To the extent the holders of Bank Claims do not vote to accept the Plan as class, the treatment of Notes Claims may be modified on terms acceptable to the Company Parties and the Required Consenting Noteholders and consistent with the Bankruptcy Code.

Property Level Debt and Guarantee Claims

To the extent that a debtor in the Chapter 11 Cases is a borrower or guarantor on property level debt, such property level debt and guarantee claims shall be reinstated, unimpaired, or receive treatment acceptable to the Required Consenting Noteholders and the Company Parties.[2]

General Unsecured Claims	Unsecured Claims other than Notes Claims shall receive treatment reasonably acceptable to the Company Parties and the Required Consenting Noteholders.
Intercompany Claims and Company Interests

Intercompany claims and Company Interests shall be reinstated, unimpaired, compromised, or cancelled, at the election of the Company and the Required Consenting Noteholders such that intercompany claims and Company Interests are treated in a tax-efficient manner.

[2]	The entities to be debtors in the Chapter 11 Cases shall be reasonably acceptable to the Company Parties and Required Consenting Noteholders.
[3]	Percentage of New Equity Interests for existing preferred and common shareholders to total 10%. Company to determine equity splits in consultation with the Required Consenting Noteholders.

Preferred Equity Interests

If holders of Preferred Equity Interests vote to accept the Plan as a class, each holder of an allowed Preferred Equity Interest shall receive its pro rata share of [TBD][3]% of the New Equity Interests and [TBD]% of the Warrants (as defined below), which New Equity Interests shall be subject to dilution by the Warrants, the Management Incentive Plan and subsequent issuances of common stock (including securities or instruments convertible into common equity) by the Company from time to time after the Plan Effective Date, as set forth herein.   If holders of Preferred Equity

Interests vote to reject the Plan as a class, holders of Preferred Equity Interests shall receive no recovery under the Plan.

Cash out option for preferred shares in the amount of $5 million and on terms reasonably acceptable to the Company Parties and Required Consenting Noteholders.

Common Equity Interests and Special Common Units

If holders of Common Equity Interests and limited partnership units of CBL & Associates Limited Partnership designated as special common units (the “Special Common Units”) vote to accept the Plan as a class, each holder of existing Common Equity Interests and Special Common Units shall receive its pro rata share of [TBD] % of the New Equity Interests and [TBD]% of the Warrants (as defined below) on terms and conditions consistent with the term sheet attached hereto as Exhibit 2 (the “Warrants”), which New Equity Interests shall be subject to dilution by the Warrants and the Management Incentive Plan and subsequent issuances of common stock (including securities or instruments convertible into common stock) by the Company from time to time after the Plan Effective Date.  If holders of Common Equity Interests and Special Common Units vote to reject the Plan as a class, holders of Common Equity Interests and Special Common Units shall receive no recovery under the Plan.

Modifications to Treatment of Claims

To the extent that any Claims or Interests are required or permitted to share in the consideration provided to the holders of Notes Claims as set forth in this Term Sheet, the treatment of Notes Claims and other Claims and Interests may be modified on terms acceptable to the Company Parties and the Required Consenting Noteholders and consistent with the Bankruptcy Code.

Other Terms of The Transaction

Corporate Governance

The terms and conditions of the new corporate governance documents of the reorganized Company (including the bylaws and certificates of incorporation or similar documents, among other governance documents of each of the Company Parties, collectively, the “Corporate Governance Documents”), as well as the structure and other governance matters, shall be acceptable to and determined by the Required Consenting Noteholders in their sole discretion; provided that the Required Consenting Noteholders will consult with the Company Parties regarding such Corporate Governance Documents, provided further that nothing in the Corporate Governance Documents shall adversely impact the economic recovery of the holders of Preferred Equity Interests, Common Equity Interests, or Special Common Units as set forth in this Term Sheet.

Board of Directors

The initial board or other governing body of the reorganized Company (the “New Board”) shall consist of seven (7) members in total, which shall include the current Chief Executive Officer, five (5) members selected by the Required Consenting Noteholders and one (1) member selected by the Company Parties and reasonably acceptable to the Required Consenting Noteholders (it being understood that Charles Lebovitz is acceptable to the Required Consenting Noteholders).  The Required Consenting Noteholders agree to consult with the Company Parties regarding the selection of the five (5) members with the understanding that the selection of such members shall be in the sole discretion of the Required Consenting Noteholders.

Management Incentive Plan

On or after the Plan Effective Date, the reorganized Company shall adopt a management incentive plan (the “Management Incentive Plan”) which shall provide for the grant of up to 10% of the New Equity Interests (or warrants or options to purchase New Equity Interests or other equity-linked interests) on a fully diluted basis to certain members of management of the reorganized Company.  The form, allocation and any limitations on the Management Incentive Plan shall be determined by the New Board (or a committee thereof).

Releases & Exculpation

To the maximum extent permitted by applicable law, the Plan and the Confirmation Order will contain customary mutual releases and other exculpatory provisions in favor of the Company, the Consenting Noteholders, the indenture trustees for the Notes, the holders of existing Preferred Equity Interests that provide a release, the holders of existing Common Equity Interests and Special Common Units that provide a release, and each of their respective current and former affiliates, subsidiaries, members, professionals, advisors, employees, directors, and officers, in their respective capacities as such.  Such release and exculpation shall include, without limitation, any and all claims, obligations, rights, suits, damages, causes of action, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, including any derivative claims and avoidance actions, of the Company, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that the Company would have been legally entitled to assert in its own right (whether individually or collectively), or on behalf of the holder of any claim or equity interest (whether individually or collectively) or other entity, based in whole or in part upon any act or omission, transaction, or other occurrence or circumstances existing or taking place at any time prior to or on the Plan Effective Date arising from or related in any way in whole or in part to the Company, the Notes, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any security of the Company, the subject matter of, or the transactions or events giving rise to, any claim or equity interest that is affected by the Transaction or treated in the Plan, or the negotiation, formulation, or preparation of the Definitive Documentation or related agreements, instruments, or other documents, in each case other than claims, actions, or liabilities arising out of or relating to any act or omission that constitutes willful misconduct, actual fraud, or gross negligence as determined by final order of a court of competent jurisdiction.  To the maximum extent permitted by applicable law, any such releases shall bind holders of Notes Claims, all parties whose Claims are unimpaired under the Plan, all parties who affirmatively agree or vote to accept the Plan, those parties who abstain from voting on the Plan if they fail to opt-out of the releases, and those parties that vote to reject the Plan unless they opt-out of the releases.

Injunction & Discharge	The Plan and Confirmation Order will contain customary injunction and discharge provisions.
Cancellation of Instruments, Certificates, and Other Documents

On the Plan Effective Date and immediately prior to or concurrent with the distributions contemplated in this Term Sheet, except to the extent otherwise provided herein or in the Definitive Documentation, all instruments, certificates, and other documents evidencing debt of or equity interests in the Company shall be cancelled, and the obligations of the Company thereunder, or in any way related thereto, shall be discharged.

Assumption and Rejection of Executory Contracts and Unexpired Leases

The executory contracts and unexpired leases that shall be assumed, assumed and assigned, or rejected in the Chapter 11 Cases shall be reasonably acceptable to the Company Parties and the Required Consenting Noteholders, provided that the Company Parties and the Required Consenting Noteholders shall work in good faith following the execution of the RSA and prior to the commencement of the Chapter 11 Cases to determine which employment agreements (and any modification to such employment agreements, including, without limitation, modifications to the terms of any retention or incentive arrangements for senior executives of the Company as requested by the Required Consenting Noteholders) shall be assumed pursuant to the Plan.

Employee Compensation and Benefit Programs

All employment agreements and severance policies, and all employment, compensation and benefit plans, policies, and programs of the Company applicable to any of its employees and retirees, including, without limitation, all workers’ compensation programs, savings plans, retirement plans, deferred compensation plans, SERP plans, healthcare plans, disability plans, severance benefit plans, incentive plans, life and accidental death and dismemberment insurance plans, shall be treated under the Plan in a manner acceptable to the Required Consenting Noteholders, provided that the assumption of the Company’s key employee retention program for “Tier 2” non-executive employees in an amount not to exceed $5 million in the aggregate shall be deemed acceptable to the Required Consenting Noteholders.

Tax Issues

As reasonably determined by the Company Parties and the Required Consenting Noteholders, upon emergence from the Chapter 11 Cases, the Reorganized Debtor may be structured as a real estate investment trust (“REIT”) and the Transaction shall, subject to the terms and conditions of the RSA, be structured to achieve a tax-efficient structure, in a manner reasonably acceptable to the Company Parties and the Required Consenting Noteholders.

Exemption from SEC Registration

The issuance of all securities in connection with the Plan, including the New Notes, the New Equity Interests, and the Warrants (including any securities issuable upon the exercise of the Warrants), will be exempt from registration with the U.S. Securities and Exchange Commission under section 1145 of the Bankruptcy Code.

Registration Rights

The Company shall enter into a registration rights agreement with each of the Consenting Noteholders (unless such Consenting Noteholder opts out) relating to the registration of the resale of the New Equity Interests, and to the extent the reorganized Company is not public post-emergence, shall be post-IPO registration rights. The registration rights agreement shall contain customary terms and conditions, including provisions with respect to demand rights, piggyback rights, shelf rights (including as to minimum ownership requirements), and blackout periods and shall be reasonably acceptable to the Company and Required Consenting Noteholders.  Other registration rights and terms to be determined by the Required Consenting Noteholders, which shall be reasonably acceptable to the Company.

SEC Reporting and Stock Exchange Listing

As reasonably determined by the Company Parties and the Required Consenting Noteholders, upon emergence from the Chapter 11 Cases, the New Equity Interests and the Warrants to be issued by the Company on the Plan Effective Date may be listed on the New York Stock Exchange, (“NYSE”), or NASDAQ, either by retaining or succeeding to the Company’s existing NYSE listing or otherwise, so long as the Company is able to satisfy the initial listing requirements of the NYSE or NASDAQ, or such alternative exchange as the Company Parties and the Required Consenting Noteholders reasonably determine if the Company is not able to satisfy the initial listing requirements of the NYSE or NASDAQ.

D&O Liability Insurance Policies, Tail Policies, and Indemnification

The Company shall purchase a tail policy providing for coverage for current or former directors, managers, and officers of the Company prior to the Petition Date on market terms with coverage in the amount of up to $70 million.  The Company shall implement a new D&O insurance policy for directors, managers, and officers of the reorganized Company from and after the Plan Effective Date on terms and conditions acceptable to the Company Parties and the Required Consenting Noteholders.  Any indemnification obligations (whether in by-laws, certificate of formation or incorporation, board resolutions, employment contracts, or otherwise) to be assumed pursuant to the Plan shall be on terms and conditions reasonably acceptable to the Company Parties and the Required Consenting Noteholders.

Plan Effective Date

The date on which the Transaction shall be fully consummated in accordance with the terms and conditions of the Definitive Documentation, which shall be the effective date of the Plan (the “Plan Effective Date”).

Conditions to the Plan Effective Date

The Plan Effective Date shall be subject to the following conditions precedent, some of which may be waived in writing by agreement of the Company and the Required Consenting Noteholders, subject to the consent rights provided for in the RSA:

(i)the Definitive Documentation (as applicable) shall be in form and substance consistent with this Term Sheet and the RSA and such documents shall be reasonably acceptable to the Company Parties and the Required Consenting Noteholders unless this Term Sheet or the RSA provide otherwise;

(ii)the Bankruptcy Court shall have entered an order confirming the Plan in form and substance consistent with this Term Sheet and the RSA, such order shall otherwise be reasonably acceptable to the Company Parties and the Required Consenting Noteholders, and such order shall be a Final Order;

(iii)all of the schedules, documents, supplements, and exhibits to the Plan and Disclosure Statement shall be in form and substance consistent with this Term Sheet and the RSA and such documents shall be reasonably acceptable to the Company Parties and the Required Consenting Noteholders unless this Term Sheet or the RSA provide otherwise;

(iv)all fees and expenses of the professionals and advisors to the ad hoc group of Consenting Noteholders (and out of pocket expenses of individual Consenting Noteholders up to the cap set forth herein) shall be paid in full;

(v)the RSA shall be in full force and effect; and

(vi)all governmental approvals and consents that are legally required for the consummation of the Transaction shall have been obtained, not be subject to unfulfilled conditions, and be in full force and effect

Fees and Expenses of the Consenting Noteholders

As a condition to the occurrence of the Plan Effective Date, the Company shall pay or reimburse all reasonable and documented fees and out-of-pocket expenses (regardless of whether such fees and expenses were incurred before or after the Petition Date) of the Consenting Noteholders, which shall include the following:  (a) Akin Gump Strauss Hauer & Feld LLP, as counsel to the ad hoc group of Consenting Noteholders; (b) one local counsel to the ad hoc group of Consenting Noteholders; (c) PJT Partners LP, as the financial advisor retained by the Consenting Noteholders; (d) any other professionals or advisors retained by the Consenting Noteholders with the consent of the Company (such consent not to be unreasonably withheld); and (e) reasonable and documented out of pocket expenses of individual Consenting Noteholders (including fees and expenses of external counsel) in amount not to exceed $250,000 in the aggregate; provided, however, that all outstanding invoices of the Consenting Noteholders professionals and advisors shall be paid in full immediately prior to the Petition Date.

Milestones

(a)No later than October 1, 2020, the Company Parties shall commence the Chapter 11 Cases.

(b)No later than 3 Business days after the Petition Date, the Company Parties shall have filed the Plan and a motion seeking approval of the Disclosure Statement.

(c)No later than 3 Business days after the Petition Date, the Bankruptcy Court shall have entered an interim order approving use of cash collateral.

(d)No later than 60 days after the Petition Date, the Bankruptcy Court shall have entered a final order approving use of cash collateral.

(e)No later than 85 days after the Petition Date, the Bankruptcy Court shall have entered an order approving the Disclosure Statement.

(f)No later than 165 days after the Petition Date, the Bankruptcy Court shall have entered the Confirmation Order.

(g)No later than 195 days after the Petition Date, the Plan Effective Date shall have occurred.

Exhibit 1

Terms of New Notes

•	Interest rate of 10% per annum payable in cash
•	Maturity of June 2028
•

Liens on unencumbered properties, priority guarantees from certain entities (including to-be-formed intermediate holdcos of entities holding encumbered properties and joint ventures of the Company), and equity pledges of certain entities (including to-be-formed intermediate holdcos of entities holding encumbered properties and joint ventures of the Company) as set forth on Schedule 1.

o	Baskets to remove collateral TBD, and based upon release prices to be negotiated
•	Asset sale provision allowing for 102% paydown
•

Except for pledges of equity interests not otherwise listed on Schedule 1 to the extent such equity pledges would be prohibited by any non-recourse loan document, CMBS loan document, construction loan document, joint venture document or other document related to the foregoing (collectively, the “Restrictive Documents”, which, for the avoidance of doubt, shall not include the Credit Agreement or related documents), in each case, remaining in effect post Plan Effective Date, liens on all other unencumbered assets not otherwise identified on Schedule 1 except as consented to by the Required Consenting Noteholders, provided that the Company Parties shall not transfer unencumbered assets to or from entities that are party to a Restrictive Document outside the ordinary course of business.

•

Except, solely in the case of direct or indirect subsidiaries of CBL & Associates Limited Partnership that are directly party to Restrictive Documents remaining in effect post Plan Effective Date, to the extent otherwise prohibited by such Restrictive Document remaining in effect post Plan Effective Date, liens on cash, cash equivalents, and treasuries except as consented to by the Required Consenting Noteholders, provided that the Company Parties shall not transfer cash, cash equivalents, or treasuries to or from entities that are party to a Restrictive Document outside the ordinary course of business.

•	Full parent guaranty
•	Incurrence test for Total Debt/Total Assets (excludes outparcels)
•	Ability to form joint ventures with contributed land from collateral so long as joint ventures remain as credit support
•	105% call protection for the first 18 months, no call for the next 3 years, 105% for the next year, and 102.5% for the next year
•	Bankruptcy make-whole
•	Other terms (including covenants) to be agreed between the Required Consenting Noteholders and the Company

Exhibit 2

Warrant Term Sheet

Shares Represented

Three series of Warrants exercisable for 20% (in the aggregate calculated as of the Plan Effective Date and including any shares issuable upon exercise of the Warrants) of the New Equity Interests exercisable solely for cash, subject to dilution on account of the Management Incentive Plan and future issuances of New Equity Interests by the Company from time to time after the Plan Effective Date.

Strike Price (cash only)

Series A:  Total equity value that implies 80% recovery of outstanding principal to holders of the Notes Claims plus accrued interest through July 31, 2020.

Series B:  Total equity value that implies 95% recovery of outstanding principal to holders of the Notes Claims plus accrued interest through July 31, 2020.

Series C:  Total equity value that implies 110% recovery of outstanding principal to holders of the Notes Claims plus accrued interest through July 31, 2020.

Scheduled Maturity Date	Series A: Three (3) years from the Plan Effective Date Series B: Four (4) years from the Plan Effective Date Series C: Five (5) years from the Plan Effective Date
Springing Maturity Date

Warrants, if unexercised, will automatically terminate on the 15th day after the applicable series of Warrants has traded at a 35% premium to their strike price for 90 consecutive days. On the day after such a price is achieved (the “Warrant Trigger Date,” which may be a different Warrant Trigger Date with respect to each series of Warrants), the Company shall publicly disclose the occurrence of such event, along with the stated Springing Maturity Date for any unexercised Warrants.

Other Terms	Other terms to be agreed between the Required Consenting Noteholders and the Company.

•

Schedule 1

Collateral and Credit Support for New Notes

1.

The New Notes will be secured by a first priority lien on the following properties, which shall be evidenced by mortgages recorded in the applicable recording offices, and a pledge of the equity of the entity that owns the following properties:

Certain Mall Assets

•	Alamance Crossing – West
•	Brookfield Square
•	Dakota Square
•	Eastland Mall
•	Harford Mall
•	Laurel Park Place
•	Meridian Mall
•	Mid Rivers Mall
•	Monroeville Mall
•	Monroeville Mall - Anchor
•	Monroeville Mall - CBL/Monroeville LP
•	Monroeville Mall - District
•	Northpark Mall
•	Old Hickory Mall
•	Parkway Place
•	South County Center
•	Southaven Towne Center
•	Southaven Towne Center - Self Development
•	St. Clair Square
•	Stroud Mall
•	Valley View Mall
•	York Galleria
•	York Galleria - Sears Redevelopment

Certain Associated Centers & Other Properties

•	840 Greenbrier Circle
•	Coolsprings Crossing
•	Courtyard at Hickory Hollow
•	Frontier Square
•	Gunbarrel Point
•	Harford Mall - Annex

•	Monroeville Mall - Annex @ Monroeville
•	Pearland Town Center – Residences
•	Shoppes @ St. Clair
•	Sunrise Commons
•	West Town Crossing
•	WestGate Crossing

2.

The New Notes will have a priority guaranty from the CBL member in the joint venture that owns the following properties and will be secured by a pledge of the CBL member’s interest in such joint venture. To the extent CBL Limited Partnership is a direct member of the joint venture, the Company will use reasonable efforts to seek consent to place an intermediate holding company as the new CBL member in the joint venture, which will give a priority guaranty and use reasonable efforts to seek consent to pledge the CBL interest in the joint venture.

Joint Venture Properties

•	CBL Center – Phase I and II
•	Hamilton Corner
•	Hamilton Corner – AAA Parcel
•	Hamilton Place – ALOFT Hotel[4]
•	Hamilton Place and OP
•	Hamilton Place – Regal Cinema
•	Governor’s Square Plaza
•	Governor’s Square
•	The Shoppes at Hamilton Place
•	The Terrace

3.

The New Notes will (i) include a restriction on mortgaging the following properties to the extent such property is wholly owned directly or indirectly by CBL Limited Partnership, except (a) in connection with a refinancing of an existing mortgage loan currently encumbering an applicable property as of the date hereof in an amount no greater than the loan being refinanced (plus customary interest and refinancing costs) and (b) if the Company reinvests the proceeds of a financing or pays down the New Notes as set forth below, (ii) have a priority guarantee (1) to the extent such property is owned by a joint venture, from an intermediate holding company that directly owns the entity that holds the interest in the joint venture entity that directly or indirectly owns the following properties, or (2) to the extent such property is wholly owned indirectly by CBL Limited Partnership, from an intermediate holding company that directly owns

[4]

Notwithstanding the introductory paragraph to this section 2, the Company shall only be required to use commercially reasonable efforts to obtain consent from the joint venture partner for a pledge of the equity by CBL Limited Partnership of the property owning entity. For the avoidance of doubt, the Company shall not be required to seek consent from the lender to obtain a guaranty from an intermediate holding company.

the entity that owns the following properties (except to the extent an existing intermediate holding company cannot give a priority guaranty, an intermediate holding company will be inserted as close as possible above the property-owning entity as may be permitted and such entity will give a priority guarantee), and (iii) will be secured by a pledge of the equity of such intermediate holding company:

•	Kentucky Oaks Mall
•	Outlet Shoppes of the Bluegrass – OP Tract 8
•	Pavilion at Port Orange West JV – Apts

Outparcels (The Company shall be allowed to reinvest proceeds from the sale or financing of such properties into the properties set forth herein which are mortgaged (other than section 5 below) or whose equity is pledged as collateral for the New Notes, or to use such proceeds to pay down the New Notes, subject to customary terms to be agreed by the Required Consenting Noteholders.)

•	Brookfield Square - Lifestyle Center
•	Coolsprings Crossing - (Parcel(s) in Main Project)
•	Cross Creek - Sears - (Parcel(s) in Main Project)
•	Dakota Square - (Parcel(s) in Main Project)
•	Dakota Square – Mgmt GL Parcels
•	East Towne Mall - Outparcel
•	East Towne Mall - Parcel
•	EastGate Mall - Self Development
•	EastGate Mall - Shops at Eastgate
•	Eastland Mall - (Parcel(s) in Main Project)
•	Hamilton Place - Sears - (Parcel(s) in Main Project)
•	Hanes Mall - Restaurants
•	Jefferson Mall -Self Development
•	Kirkwood Mall – Mgmt GL
•	Parcels Laurel Park Mall - (Parcel(s) in Main Project)
•	Layton Hills Mall - Mgmt GL Parcels
•	Layton Hills Mall - Outparcel II
•	Mall Del Norte – Mgmt GL Parcels
•	Mall Del Norte TX Outparcel
•	Mayfaire Town Center – Mgmt GL Parcels
•	Meridian Mall - (Parcel(s) in Main Project)
•	Mid Rivers Mall - (Parcel(s) in Main Project)
•	Monroeville Mall - (Parcel(s) in Main Project)
•	Northgate Mall - Outparcel
•	Northgate Mall Sears TBA- Outparcels
•	Northpark Mall - (Parcel(s) in Main Project)
•	Northpark Mall – Mgmt GL Parcels

•	Parkdale Mall - Corner (Self Dev. Tract 4/Pad B)
•	Parkdale Mall - Mgmt GL Parcels
•	Pearland Town Center – Mgmt GL Parcels
•	Pearland Town Center - Outparcel TX Land LLC
•	Pearland Town Center - Self Development (Parcel 8)
•	Post Oak Mall – Mgmt GL Parcels
•	South County Center - (Parcel(s) in Main Project)
•	South County Center – Mgmt GL Parcels
•	Southaven Towne Center - (Parcel(s) in Main Project)
•	Southpark Mall - Dick's Sporting Good
•	St. Clair Square - (Parcel(s) in Main Project)
•	The Landing at Arbor Place - (Parcel(s) in Main Project)
•	The Plaza at Fayette - (Parcel(s) in Main Project)
•	Valley View Mall - (Parcel(s) in Main Project)
•	Volusia Mall - Restaurant Village
•	West Towne Crossing - (Parcel(s) in Main Project)
•	West Towne Mall - Restaurant District
•	York Galleria - (Parcel(s) in Main Project)

4.

The New Notes will (i) include a restriction on mortgaging the following properties to the extent such property is wholly owned directly or indirectly by CBL Limited Partnership, except in connection with a refinancing of an existing mortgage loan currently encumbering an applicable property as of the date hereof in an amount no greater than the loan being refinanced (plus customary interest and refinancing costs), and (ii) will have a priority guarantee (1) to the extent such property is owned by a joint venture, from an intermediate holding company that directly owns the entity that holds the interest in the joint venture entity that directly or indirectly owns the following properties, or (2) to the extent such property is wholly owned indirectly by CBL Limited Partnership, from an intermediate holding company that directly owns the entity that owns the following properties. To the extent an existing intermediate holding company cannot give a priority guaranty, an intermediate holding company will be inserted as close as possible above the property-owning entity as may be permitted and such entity will give a priority guarantee:

Joint Venture Properties

Malls

•	Coastal Grand Mall and District
•	Coastal Grand Mall – Dick’s Sporting Goods
•	Coastal Grand OP
•	CoolSprings Galleria
•	Coolsprings Macy's Outparcel - Red Robin

•	Friendly Center – Belk
•	Friendly Shopping Center
•	Northgate Mall - JCP
•	Oak Park Mall
•	Outlet Shoppes at Atlanta
•	Outlet Shoppes at Atlanta - Outparcels
•	Outlet Shoppes at Atlanta - Parcel
•	Outlet Shoppes at Atlanta – Tract 1B
•	Outlet Shoppes at El Paso - OP
•	Outlet Shoppes at El Paso - OP II
•	Outlet Shoppes at El Paso - .2763 Acre Tract
•	Outlet Shoppes at EL Paso - Phase I and II
•	Outlet Shoppes at Gettysburg Phase I
•	Outlet Shoppes at Gettysburg Phase II
•	Outlet Shoppes at Laredo
•	Outlet Shoppes of the Bluegrass
•	Outlet Shoppes of the Bluegrass - OP
•	Outlet Shoppes of the Bluegrass - Phase II
•	Outlet Shoppes of the Bluegrass – OP Tract 11
•	Shops at Friendly Center – Phase I and II
•	West County Center

Associated Centers

•	Coastal Grand Outparcel
•	Hamilton Crossing and Expansion[5]
•	York Town Center
•	York Town Center - Pier One

Community Centers

•	Ambassador Town Center
•	Fremaux Town Center Phase I and II
•	Hammock Landing - Phase I
•	Hammock Landing - Phase II
•	Pavilion @ Port Orange - Phase I
•	Promenade at D'lberville
•	Shoppes at Eagle Point

Storage

•	Eastgate Mall - Self-Storage

[5]	The Company will use commercially reasonable efforts to obtain consent to place an intermediate holding company as the new CBL member in the joint venture, which will give a priority guaranty.

•	Hamilton Place - Self Storage
•	Mid Rivers - Self Storage
•	Parkdale Mall - Self Storage

Other Encumbered Properties

Malls

•	Alamance Crossing - East
•	Asheville Mall
•	Brookfield Square - Sears and Street Shops
•	Burnsville Center & Dick’s Sporting Goods
•	Cross Creek Mall
•	Eastgate Mall
•	Fayette Mall
•	Jefferson Mall
•	Northwoods Mall
•	Parkdale Mall and Crossing
•	Parkdale Mall and Crossing - Lifeway Christian Redevelopment
•	Southpark Mall
•	Volusia Mall
•	WestGate Mall

5.

The New Notes will be secured by a first priority lien on the following properties, which shall be evidenced by mortgages recorded in the applicable recording offices (unless otherwise consented to by the Required Consenting Noteholders in their reasonable discretion, in which case the New Notes will include a restriction on mortgaging the following properties to the extent such property is wholly owned directly or indirectly by CBL Limited Partnership) and a pledge of the equity of the entity that owns the following properties, provided that the following properties will be released at the request of the New Board, subject to certain customary conditions (and there shall not be any release prices).

Malls

•	Cross Creek Mall - Sears
•	EastGate Mall - Sears
•	Eastland Mall - Macy's
•	Fayette Mall - Sears Renovation
•	Hamilton Place - Sears
•	Jefferson Mall - Macy's / Round 1
•	Jefferson Mall - Sears
•	Parkdale Mall - Macy's

•	Volusia - Sears TBA

Associated Centers

•	The Landing at Arbor Place
•	The Plaza at Fayette
•	The Plaza at Fayette – Johnny Carino’s Redevelopment

Land

•	Alamance Crossing - OP
•	Alamance Crossing – Utility Mgmt
•	Arbor Place - APWM, LLC
•	Arbor Place - OP
•	Chapel Hill Land
•	Citadel Mall - OP
•	Gulf Coast Galleria
•	Gulf Coast Town Center - Peripheral IV - Land
•	Gulf Coast Town Center - Phase III - Land
•	Hamilton Place – Lebcon (Land)[6]
•	Hickory Point Mall - OP
•	Imperial Valley Commons - Kohl's and Land
•	Imperial Valley Mall - OP
•	Jacksonville Regal Cinema Mgt
•	Meridian Mall - Land E. Lansing
•	Meridian Mall - Township Property
•	Statesboro – Land[7]
•	Sunrise Mall - Excess Land
•	The Landing at Arbor Place - OP
•	Walden Park – Land

[6]

The Company will use commercially reasonable efforts to obtain consent from the joint venture partner to grant a pledge of the equity, but shall not be required to provide a first priority lien on the property.

[7]

The Company will use commercially reasonable efforts to obtain consent from the joint venture partner to grant a pledge of the equity, but shall not be required to provide a first priority lien on the property.

Exhibit C

Form of Transfer Agreement

The undersigned (the “Transferee”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of __________ (the “Agreement”),8 by and among CBL & Associates Properties, Inc. and its affiliates and subsidiaries bound thereto and the Consenting Noteholders, including the transferor to the Transferee of any Company Claims (each such transferor, a “Transferor”), and agrees to be bound by the terms and conditions thereof to the extent the Transferor was thereby bound, and shall be deemed a “Consenting Noteholder” under the terms of the Agreement.

The Transferee specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date of this transfer agreement, including the agreement to be bound by the vote of the Transferor if such vote was cast before the effectiveness of the Transfer discussed herein.

Date Executed:

______________________________________

Name:

Title:

Address:

E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed on Account of:
2023 Notes
2024 Notes
2026 Notes
Bank Claims

[8]	Capitalized terms used but not otherwise defined herein shall having the meaning ascribed to such terms in the Agreement.

Exhibit D

Form of Joinder Agreement

The undersigned (the “Joining Noteholder”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of __________ (the “Agreement”),9 by and among CBL & Associates Properties, Inc. and its affiliates and subsidiaries bound thereto and the Consenting Noteholders, and agrees to be bound by the terms and conditions thereof, and shall be deemed a “Consenting Noteholder” under the terms of the Agreement.

The Joining Noteholder specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date of this joinder.

Date Executed:

______________________________________

Name:

Title:

Address:

E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed on Account of:
2023 Notes
2024 Notes
2026 Notes
Bank Claims

[9]	Capitalized terms used but not otherwise defined herein shall having the meaning ascribed to such terms in the Agreement.